Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-177706) and Forms S-8 (No. 333-139248, No. 333-124172, No. 333-36440, No. 333-55346, No. 333-75752, No. 333-82422, No. 333-152342, No. 333-164441 and No. 333-192673)  of CBS Corporation of our report dated February 14, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to  the effects of the discontinued operations presentation of Outdoor Americas  discussed  in Note 3, as to which the date is August 8, 2014 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K  dated August 8, 2014.

/s/PricewaterhouseCoopers LLP
New York, New York
August 8, 2014